AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        This Amended and Restated Stockholders Agreement (this “Agreement”) is made and entered into as of July 30, 2004 by and among MSO Medical, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A attached hereto (the “Investors”) and the persons and entitles listed on Exhibit B attached hereto (the “Common Holders”).

        A.    The Company and certain of the Investors have previously entered into that certain Series A Convertible Preferred Stock Purchase Agreement dated March 28, 2004 (the “Prior Series A Agreement”) pursuant to which such Investors (the “Prior Series A Holders”) purchased shares of the Company’s Series A Convertible Preferred Stock (the “Series A Stock”).

        B.    The Company and the Prior Series A Holders have also previously entered into that certain Stockholders Agreement dated March 28, 2004 (the “Prior Agreement”);

        C.    Each Common Holder is the beneficial owner of the number of shares of Common Stock of the Company (the “Common Stock”) set forth next to his, her or its name on Exhibit B hereto.

        D.    Certain of the Investors are purchasing additional shares of the Company’s Series A Stock pursuant to that certain Series A Convertible Preferred Stock Subscription Agreement dated as of even date herewith (the “Purchase Agreement”);

        E.    The Prior Series A Holders now desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement and to add the new Investors as parties hereto.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree to amend and restate the Prior Agreement as follows:

        1.   GENERAL.

1.1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

    (a)           Equity Securities. The term “Equity Securities” shall mean any securities having voting rights in the election of the Board of Directors of the Company, or any securities evidencing an ownership interest in the Company, or any securities convertible into, or exchangeable or exercisable for, any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

    (b)           New Securities. The term “New Securities” shall mean any Equity Securities of the Company, whether now authorized or not and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Equity Securities; provided, however, that the term “New Securities” does not include:

(1) shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Series A Stock;

(2) shares of Common Stock issued or issuable pursuant to stock dividends, stock splits, distributions or similar transactions on the Series A Stock and the Common Stock;

    (3)            up to 750,000 shares of Common Stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases and cancellations of such shares by the Company and net of any such expired or terminated options, or rights and to be proportionally adjusted to reflect any stock splits, stock dividends, recapitalizations or the like) granted, issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Company pursuant to the Company’s 2004 Equity Incentive Plan;

    (4)            shares of the Company’s Common Stock, or options, warrants or rights to purchase Common Stock, issued or issuable to financial institutions or lessors in connection with equipment lease financing arrangements, real estate leases, credit arrangements, debt financings or other similar commercial transactions approved by the Board of Directors;

    (5)            shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(6) shares of Series A Stock issued under the Purchase Agreement, as such agreement may be amended;

    (7)            shares of Common Stock issuable upon exercise of any options, warrants, convertible securities or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; and

(8) shares of the Company’s Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

    (c)           Qualified Public Offering. The term “Qualified Public Offering” means an underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public at an aggregate gross public offering price (calculated before deduction of underwriters’ discounts and commissions) of at least Fifteen Million Dollars ($15,000,000).

    (d)           Sale. The term “Sale” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purposes of changing the domicile of the Company); or (ii) a sale, license, assignment or other disposition of all or substantially all of the assets of the Company; unless, in the case of (i) or (ii) the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue or securities issued as consideration for the Company’s acquisition or sale or otherwise ) hold at least 50% of the voting power of the surviving or acquiring entity.

(e) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(f) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

2. RESTRICTIONS ON TRANSFER; CONVERSION PRICE ADJUSTMENT.

    2.1.            Except as otherwise provided in this Agreement, the Common Holders will not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the Equity Securities now or hereafter owned or held by the Common Holders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

    2.2.            In addition to the restrictions on transfer set forth elsewhere in this Agreement, each Common Holder shall, subject to Section 3.4, retain no less than ninety percent (90%) of their Equity Securities held on the date of this Agreement until the Investors shall have received one hundred twenty-five percent (125%) of their investment in the Series A Stock. The provisions of this Section 2.2 shall immediately terminate upon the first to occur of (a) the closing of a Qualified Public Offering, or (b) the conversion of a majority of the Series A Stock into Common Stock.

3. RIGHT OF FIRST REFUSAL AND CO-SALE.

3.1. Right of First Refusal.

    (a)           Transfer Notice. If at any time any Common Holder proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (a “Transfer”), then the Common Holder shall give the Company and each Investor written notice of the Common Holder’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the identity of the prospective transferee(s), (iii) the date and time of the closing of the Transfer, and (iv) the consideration and the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Common Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

    (b)           Company’s Option. The Company shall have an option for a period of ten (10) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option, and thereby, purchase all (or a portion of) the Offered Shares by notifying the Common Holder in writing before expiration of such ten (10) day period as to the number of such shares which it wishes to purchase. If the Company gives the Common Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 3.1(b) within the period provided, the Offered Shares shall be subject to the options granted to the Investors pursuant to this Agreement.

    (c)           Additional Transfer Notice. Subject to the Company’s right set forth in Section 3.1(b), if at any time the Common Holder proposes a Transfer, then, after the Company has declined to purchase all, or a portion, of the Offered Shares, the Common Holder shall give each Investor an “Additional Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Investors’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

    (d)           Investors’ Option. The Investors shall have an option for a period of twenty (20) days from the Investors’ receipt of the Additional Transfer Notice from the Common Holder set forth in Section 3.1(c) to elect to purchase their respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Investor may exercise such purchase option and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Remaining Shares, by notifying the Common Holder and the Company in writing, before expiration of the twenty (20) day period as to the number of such shares which he, she or it wishes to purchase (including any reallotment). Each Investor’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, of which the number of Equity Securities owned by such Investor on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities held by the Common Holder and all Investors on the date of the Transfer Notice shall be the denominator. Each Investor shall have a right of reallotment such that, if any other Investor fails to exercise the right to purchase its full pro rata share of the Remaining Shares, the other participating Investors may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased. Each Investor shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates, provided that such Investor notifies the Common Holder of such allocation. If an Investor gives the Common Holder notice that it desires to purchase its pro rata share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e).

    (e)           Valuation of Property. Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Investors) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Common Holder and the Company (or the Investors) cannot agree on such cash value within ten (10) days after the Company’s receipt of the Transfer Notice (or the Investors’ receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Common Holder and the Company (or the Investors) or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the Transfer Notice (or the Investors’ receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Common Holder and the Company (or the Investors pro rata based on the number of shares each Investor was interested in purchasing pursuant to this Section 3). If the time for the closing of the Company’s purchase (or the Investors’ purchase) has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

3.2. Right of Co-Sale.

    (a)            To the extent the Company and the Investors do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3.1, then each Investor (a “Selling Investor” for purposes of this Section 3.2) which notifies the Common Holder in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 3.1(a), shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Investor’s notice to the Common Holder shall indicate the number of shares of Equity Securities the Selling Investor wishes to sell under his, her or its right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Common Holder may sell in the Transfer shall be correspondingly reduced.

    (b)            Each Selling Investor may sell all or any part of that number of shares of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Equity Securities owned by the Selling Investor on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities owned by the Common Holder and all of the Selling Investors on the date of the Transfer Notice.

    (c)            Each Selling Investor shall effect its participation in the sale by promptly delivering to the Common Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(1) the type and number of Equity Securities which such Selling Investor elects to sell; or

    (2)            that number of Equity Securities which are at such time convertible into the number of shares of Common Stock which such Selling Investor elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Common Stock, such Selling Investor shall convert such Equity Securities into Common Stock and deliver Common Stock as provided in this Section 3.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

    (d)            The stock certificate or certificates that the Selling Investor delivers to the Common Holder pursuant to Section 3.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Common Holder shall concurrently therewith remit to such Selling Investor that portion of the sale proceeds to which such Selling Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Investor exercising its rights of co-sale hereunder, the Common Holder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Common Holder shall purchase such shares or other securities from such Selling Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

    3.3.           Non-Exercise of Rights. To the extent that the Company and the Investors have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 3.1 and the Investors have not exercised their rights to participate in the sale of the Offered Shares or the Remaining Shares within the time periods specified in Section 3.2, the Common Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Common Holder does not consummate the sale or disposition of the Remaining Shares within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights and the Investors’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Common Holder until such right lapses in accordance with the terms of this Agreement.

    3.4.           Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Section 3.1 and 3.2 of this Agreement, any Common Holder may, with the written consent of a majority in interest of the Investors (which consent shall not be unreasonably withheld), sell, transfer or otherwise assign, with or without consideration, Equity Securities to any spouse or member of such Common Holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Common Holder’s spouse or members of the Common Holder’s immediate family, or to a trust for the Common Holder’s own self, or a charitable remainder trust.

3.5. Prohibited Transfers.

    (a)            In the event a Common Holder should sell any Equity Securities in contravention of the co-sale rights under Section 3.2 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Common Holder shall be bound by the applicable provisions of such option.

    (b)            In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Common Holder the type and number of shares of Equity Securities equal to the number of shares each Investor would have been entitled to transfer to the third-party transferee(s) under Section 3.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

    (1)            The price per share at which the shares are to be sold to the Common Holder shall be equal to the price per share paid by the third-party transferee(s) to the Common Holder in the Prohibited Transfer. The Common Holder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 3.2.

    (2)            Within ninety (90) days after the later of the dates on which the Investor (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Investor shall, if exercising the option created hereby, deliver to the Holder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

    (3)            The Common Holder shall, upon receipt of the certificate or certificates for the shares to be sold by a Investor, pursuant to this Section 3.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 3.5(b)(1), in cash or by other means acceptable to the Investor.

4. DRAG-ALONG RIGHT.

    4.1.            If the holders of a majority of the Series A Stock (the “Triggering Investors”) shall approve in writing or by meeting, as evidenced by a writing reflecting such approval, a Sale, then the Company shall provide written notice of such approval (the “Sale Notice”) to the other Investors and the Common Holders (collectively, the “Other Holders”), which notice shall include reasonable details of the Sale, including the proposed time and place of the closing and the consideration to be received by the Triggering Investors and the Other Holders. Upon the expiration of a ten (10) day period after the Other Holders receive the Sale Notice, each of the Other Holders shall be obligated to and shall: (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the proposed purchaser or transferee all of his, her or its shares of capital stock of the Company in the Sale at the closing thereof on the same terms and for the same consideration, according to the different rights and preferences of each class and series of capital stock of the Company pursuant to the Certificate, as that received by the Triggering Investors (and deliver certificates for such shares at the closing, free and clear of all liens and encumbrances); and (b) if stockholder approval of the Sale is required, vote all of his, her or its shares of capital stock of the Company, or provide an irrevocable proxy to vote his, her or its shares, in favor thereof. Notwithstanding the foregoing, no Triggering Investor or Other Holder subject to this Section 4 shall be required to make any representations or warranties or provide any indemnities in any agreement used to effect a Sale, except relating to ownership of capital stock of the Company by such Triggering Investor or Other Holder, their due execution of such agreement and the enforceability of such agreement as to such Triggering Investor or Other Holder.

    4.2.            In connection with a Sale, each of the Triggering Investors and Other Holders hereby expressly waives, to the extent permitted under applicable law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 262 of the Delaware General Corporation Law, and expressly agrees that it shall not be entitled, under any circumstances in connection with such Sale, to exercise any such dissenters’ or appraisal rights.

5. PREEMPTIVE RIGHT.

    5.1.           General. Each Investor and any party to whom such Investor’s rights under this Section 5 have been duly assigned in accordance with this Agreement has the right of first refusal to purchase such Investor’s Pro Rata Share (as defined below), of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement; provided that such Investor (or permitted assignee) is an “accredited investor” as such term is defined in Regulation D under the Securities Act. An Investor’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Equity Securities as to which such Investor is the holder, to (b) the number of issued and outstanding Equity Securities of the Company.

    5.2.           Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities, given in accordance with Section 8.2 hereof. Each Investor shall have twenty (20) days from the date such Notice is effective, as determined pursuant to Section 8.2 hereof based upon the manner or method of notice, to agree in writing to purchase such Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor’s Pro Rata Share). If any Investor fails to so agree in writing within such twenty (20) day period to purchase such Investor’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Investor”), then such Nonpurchasing Investor shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Investor who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Investor”) written notice of the failure of any Nonpurchasing Investor to purchase such Nonpurchasing Investor’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Investor shall have a right of overallotment such that such Purchasing Investor may agree to purchase a portion of the Nonpurchasing Investors’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Investors, at any time within five (5) days after receiving the Overallotment Notice.

    5.3.           Failure to Exercise. In the event that the Investors fail to exercise in full the right of first refusal within such twenty (20) plus five (5) day period, then the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which the Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Investors. In the event that the Company has not issued and sold the New Securities within such sixty (60) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investors pursuant to this Section 5.

6. BOARD OF DIRECTORS.

    6.1.           Size of Board of Directors. During the term of this Agreement, each Investor and each Common Holder, in his, her or its capacity as a holder of the Company’s Equity Securities, agrees to vote all Equity Securities now or hereafter directly or indirectly owned (of record or beneficially) by such Investor or Common Holder to maintain the authorized number of members of the Board of Directors of the Company at six (6) directors.

6.2. Election of Board of Directors.

    (a)            During the term of this Agreement, each Investor and Common Holder agrees to vote (in accordance with the voting provisions of the Certificate) all Equity Securities now or hereafter directly or indirectly owned (of record or beneficially) by such Investor or Common Holder, in such manner as may be necessary to elect (and maintain in office):

(1) One (1) member of the Company’s Board of Directors designated by New England Partners Capital, L.P. (the “New England Director”), who shall initially be Ed Snape;

(2) One (1) member of the Company’s Board of Directors who shall be designated by Commonwealth Associates, L.P. (the “Commonwealth Director”);

(3) One (1) member of the Company’s Board of Directors who shall be Albert Henry (the “CEO Director”);

(4) One (1) member of the Company’s Board of Directors who shall be Steven Straus (the “President Director”); and

    (5)            Two (2) members of the Company’s Board of Directors who shall be designated by holders of a majority of the Series A Stock Holders (the “Series A Directors”), one of whom shall initially be Randolph C. Steer, M.D., Ph. D.

(b) In the event of the resignation, death, removal or disqualification of

    (1)            the New England Director, New England Partners Capital, L.P. shall promptly nominate a new director, and, after written notice of the nomination has been given to the other parties, each Investor and each Common Holder shall vote its Equity Securities to elect such nominee to the Board of Directors; or

    (2)            the Commonwealth Director, Commonwealth Associates, L.P. shall promptly nominate a new director, and, after written notice of the nomination has been given to the other relevant parties, each Investor and Common Holder shall vote their respective Equity Securities to elect such nominee to the Board of Directors;

    (3)            the CEO Director or the President Director, the remaining board members by unanimous written consent shall promptly nominate a new director who succeeds to the applicable management position, and, after written notice of the nomination has been given to the other relevant parties, each Investor and Common Holder shall vote their respective Equity Securities to elect such nominee to the Board of Directors; and

    (4)            one or more of the Series A Directors, the holders of the Series A Preferred shall promptly nominate a new director, and, after written notice of the nomination has been given to the other relevant parties, each Investor and Common Holder shall vote their respective Equity Securities to elect such nominee to the Board of Directors.

    6.3.           No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7. CERTAIN COVENANTS

    7.1       Reverse Merger. The parties hereby acknowledge that the Company intends to enter into a reverse merger with and into a publicly traded entity whereby the publicly traded entity will be the surviving entity. The Company hereby agrees that it will use its best efforts to ensure the rights, preferences and privileges of the Series A Stock set forth in the Company’s Amended and Restated Certificate of Incorporation and the rights of the holders of such Series A Stock set forth in this Agreement the Amended and Restated Registration Rights Agreement dated as of even date herewith shall continue and be adopted and agreed to by any such surviving entity.

8. REPRESENTATIONS AND WARRANTIES

    8.1.            Each Common Holder represents and warrants to the Investors and the Company that (a) such Common Holder now owns the shares of Common Stock set forth next to such Common Holder’s name on Exhibit B, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Common Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Common Holder enforceable in accordance with its terms.

    8.2.            Each Investor represents and warrants to the Investors and the Company that (a) such Investor now owns, or will own upon the Closing (as defined in the Series A Agreement), the number of shares of Series A Stock set forth next to such Investor’s name on Exhibit A, free and clear of any liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Investor has full power and capacity to execute, deliver and perform this Agreement, which ahs been duly executed and delivered by, and evidences the binding obligation of, such Investor in accordance with its terms.

9. GENERAL PROVISIONS.

    9.1.           Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority of the Series A Stock (and/or any of their permitted successors or assigns), and (iii) a majority in interest of the Common Holders (and/or any of their permitted successors or assigns). Any amendment or waiver effected in accordance with this Section 9.1 shall be binding upon each Investor, each Common Holder, each permitted successor or assignee of such Investor or Common Holder, and the Company. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series A Stock, any purchaser thereof shall become a party to this Agreement by executing delivering an additional counterpart signature page to this Agreement and shall be deemed and “Investor” and a party hereunder for all purposes.

    9.2.           Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

    All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto;

(b) if to the Company, marked “Attention: Chief Financial Officer”, at 2333 Waukegan Road, Suite 175, Bannockburn, IL 60015, Facsimile: (847) 267-0518;

(c) if to a Common Holder, at such Common Holder’s respective address as set forth on Exhibit B hereto.

    9.3.           Assignment of Rights. The rights of an Investor under this Agreement may be assigned only to: (i) any partner or retired partner of such Investor which is a partnership, (ii) any member or former member of such Investor which is a limited liability company, (iii) any family member or trust for the benefit of any individual Investor, (iv) any transferee who acquires at least one percent (1%) of the Company’s issued and outstanding Equity Securities, or (v) any affiliated venture capital fund of an Investor or any limited partner thereof, provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such rights are being assigned, and such transferee or assignee shall be bound by and comply with the obligations of such Investor under this Agreement.

    9.4.           Additional Equity Securities. In the event that subsequent to the date of this Agreement any Equity Securities are issued on, or in exchange for, any of the Common Stock and/or Series A Stock, as the case may be, held by the Common Holders and the Investors by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such Equity Securities shall be deemed to be subject to the terms of this Agreement.

9.5. Legend.

    (a)            Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Equity Securities held by the Investors and the Common Holders, the following restrictive legend (“Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

    (b)            The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represented the Equity Securities held by the Investors and the Common Holders theretofore represented by a certificate carrying the Legend.

    9.6.           Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense herein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

    9.7.           Term. This Agreement shall commence on the Effective Date and shall terminate and be of no further force or effect upon the first to occur of (a) the date on which a majority of the Series A Stock outstanding as of the date hereof is no longer outstanding whether by virtue of conversion, redemption or repurchase, or (b) a Sale.

    9.8.           Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto and thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

9.9. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

    9.10.           Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

    9.11.           Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

    9.12.           Successors And Assigns. Subject to the provisions of Section 9.3 of this Agreement, the rights and obligations of the parties hereunder will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

    9.13.           Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

    9.14.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

    9.15.           Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

    9.16.           Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

    9.17.           Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

    9.18.           Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

    9.19.           Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement as of the date and year first written above.

"Company"	MSO Medical, Inc.

By:
Albert Henry
Chairman and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

"Investor"	NAME OF INVESTING ENTITY

AUTHORIZED SIGNATORY

By:
Name:
Title:

ADDRESS FOR NOTICE
c/o:
Street:
City/State/Zip:
Attention:
Tel:
Fax:
Email:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement as of the date and year first written above.

"Common Holders"	Belusha, LLP

______________________________________________________________ By: Albert Henry, Its Partner

______________________________________________________________ James Sapala, M.D.

______________________________________________________________ Michael Wood, M.D.

______________________________________________________________ Michael Schuhkneckt, D.O.

______________________________________________________________ Larry Belenke

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement as of the date and year first written above.

"Series A Preferred"

______________________________________________________________ Richard Schoninger

______________________________________________________________ Bruce S. Schonbraun

______________________________________________________________ Richard Ullman

______________________________________________________________ Al Moschner

______________________________________________________________ Tim Ostrowski

______________________________________________________________ Mark Kubow

______________________________________________________________ John Lillard

American Constaine Insurance Company Limit

______________________________________________________________ Eric Rahn

______________________________________________________________ Ed Wehmer

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement as of the date and year first written above.

"Series A Preferred"
______________________________________________________________ Frank Murnane, Jr.
______________________________________________________________ Angelo Bufalino
______________________________________________________________ Chris Perry
______________________________________________________________ Patrick Salvi
______________________________________________________________ Eric W. Rahn
______________________________________________________________ Robin D. Rahn
______________________________________________________________ Jamie R. Rahn
______________________________________________________________ James D. Kensik
______________________________________________________________ Steve Straus
______________________________________________________________ Frank Bonvino

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

EXHIBIT A

INVESTORS

Harvard Development, Inc.
Ricky C. Sandler
Echo Capital Growth Corporation
Dr. Lloyd A. Moriber
CLK, Inc.
Terrence L. Mealy
Shea Ventures, LLC
New England Partners Capital, L.P.
Donald C. Carter
LBJ Holdings, LLC
RMC Capital, LLC
Morgan Investors X
Seneca Health Partners LP I
1991 Finlayson Family Trust
George K. Connor and Margaret A. Connor Family Trust

EXHIBIT B

COMMON HOLDERS

Belusha, LLP
James Sapala, M.D.
Michael Wood, M.D.
Michael Schuhnkneckt, D.O.
Larry Belenke